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 FORM 3                                             Expires:  April 30, 1997
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring   4. Issuer Name and Ticker or Trading Symbol
                                              Statement
     Whitman    Robert         A.             (Month/Day/Year)             Bristol Hotels & Resorts ("BH")
----------------------------------------                                -----------------------------------------------------------
     (Last)     (First)     (Middle)          7/27/98                   5. Relationship of Reporting Person   6. If Amendment, Date
    4200 Texas Commerce Tower West         ---------------------------     to Issuer (Check all applicable)      of Original
    2200 Ross Avenue                       3. IRS or Social Security                                             (Month/Day/Year)
----------------------------------------      Number of Reporting            X   Director         X   10% Owner
             (Street)                         Person (Voluntary)           -----                -----
     Dallas        TX         75201                                              Officer (give        Other
--------------------------------------     ---------------------------     ----- title below)   ----- (specify
     (City)      (State)      (Zip)                                                                    below)
                                                                                 --------------------
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                       2. Amount of Securities    3. Ownership Form:    4. Nature of Indirect
    (Instr. 4)                                 Beneficially Owned         Direct (D) or         Beneficial
                                               (Instr. 4)                 Indirect (I)          Ownership (Instr. 5)
                                                                          (Instr. 5)
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 Common Stock, par value $0.01 per share    7,029,839(1)                          I          By United/Harvey Holdings, L.P.
                                                                                             ("Holdings")(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                            (Print or type responses)                                               SEC 1473 (8/92)


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FORM 3 (CONTINUED)               Table II -- Derivative Securities Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:

(1) The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(2) The Reporting Person is the sole stockholder and director of RAW Genpar, Inc. RAW Genpar, is a general partner of HH Genpar
    Partners. HH Genpar Partners is the managing general partner of Hampstead Genpar, L.P. Hampstead Genpar, L.P. is the general partner of Holdings.
                                                                                      /s/ ROBERT A. WHITMAN              8/5/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                          Robert A. Whitman
Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, see instruction 6 for procedure.                                             SEC 1473 (8/92)

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